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                                                                   Exhibit 10.39







November 24, 2004

CONFIDENTIAL

Joseph R. Bronson
[HOME ADDRESS]

         RE: SEPARATION AGREEMENT

Dear Joe:

         The following are the terms of your Separation Agreement with Applied Materials, Inc., and its affiliates and subsidiaries (collectively "Applied").

         1. TERMINATION OF EMPLOYMENT. Your employment terminated effective October 22, 2004. You will be paid all salary and accrued and untaken vacation through that date. You will receive by separate cover information regarding your rights to health-insurance continuation under COBRA. You are eligible to participate in Applied's Retiree Medical "Bridge to Medicare" Plan and will receive the benefits described in that Plan so long as you remain eligible. To the extent that you have such rights, nothing in this Agreement will impair those rights.

         2. COMPLIANCE WITH EMPLOYEE AGREEMENT AND MAINTENANCE OF CONFIDENTIAL INFORMATION. You must comply in all respects with the terms of the Employee Agreements you signed, and, following your Termination Date, you will continue to abide by those provisions relating to former employees. In addition, you specifically acknowledge that, by reason of your employment and/or relationship with Applied, you had access to, acquired and/or learned confidential, proprietary and/or trade secret information. However, you will not at any time publish, disclose or use in any way, any such information.

         3. NON-COMPETITION. For a period of one year following the termination of your employment, you will not directly or indirectly compete with Applied. This means that you will not, directly or indirectly, form a business that is, become employed by, or render services (whether characterized as services of a founder, developer, employee, consultant, or director) to, any company, firm, venture, partnership, or business that competes with Applied, including competition for Applied's customers or competition with Applied's products, services, or technological developments (existing or planned).

         4. NON-SOLICITATION. For a period of one year following the termination of your employment with Applied, you will not either directly or indirectly solicit, induce, recruit or encourage any of Applied's employees to leave their employment or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of Applied, either for yourself or for any other person or entity.


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Letter to Joseph R. Bronson                                               Page 2
November 24, 2004


         5. NON-DISPARAGEMENT. You agree that you will not knowingly disparage, criticize, or otherwise make any derogatory statements, whether written or oral, regarding Applied or its business, products or services, or its directors, officers or employees or its organization, policies, practices or processes. Applied agrees to instruct members of its board of directors and its executive officers not to knowingly disparage you, criticize you, or otherwise make any derogatory statements about you. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

         6. RELEASE OF CLAIMS. You waive and release and promise never to assert any and all claims of every kind, known or unknown, suspected or unsuspected, that you have, might have or might ever have had against Applied and its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or related to your employment with Applied and/or the termination of your employment with Applied as of the time that you sign this Agreement.

         These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as (as amended) Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1974, other federal and state anti-discrimination statutes, the California Labor Code, and the law of contract and tort. These claims do not, however, include claims for already-vested benefits under Applied's benefit plans (which do not include a bonus under Applied's Fiscal Year 2004 Executive Incentive Plan bonus), any claim arising after you sign this Agreement, or any claim arising under this Agreement.

         You also waive and release and promise never to assert any such claims, even if you do not now know or believe that you have such claims. You therefore waive your rights under section 1542 of the Civil Code of California which states:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor."

         7. CONFIDENTIALITY OF AGREEMENT. The fact and terms of this letter, including the benefits provided to you under it, are highly confidential. Unless and until Applied files this Agreement with the United States Securities and Exchange Commission, you will not disclose the fact or terms of this letter, or the benefits provided to you under it, to any person other than your spouse, attorney, certified public accountant and investment advisor (collectively the "Permissible Disclosure Parties") in order for them to render professional services to you. You will instruct the Permissible Disclosure Parties, however, to maintain the confidentiality of this information just as you must. You further agree to take all steps necessary to ensure that confidentiality is maintained by any and all of the individuals or entities to whom authorized disclosure is or was made and agree to accept responsibility for any breach of confidentiality by any of those individuals or entities.

         8. CONSIDERATION FOR ACCEPTANCE OF AND COMPLIANCE WITH THIS AGREEMENT. In consideration for your acceptance of this Agreement and continuing compliance with it, Applied will:

                  a.  Payments.  Pay you $1,600,000, as follows:

                      December 31, 2004:             $600,000
                      April 30, 2005:                $300,000
                      July 30, 2005:                 $300,000
                      October 31, 2005:              $400,000


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Letter to Joseph R. Bronson                                               Page 3
November 24, 2004


                  b. Extension of Option Exercise Period. You may exercise until the close of the U. S. stock market on December 20, 2004, all stock options granted to you under the Employee Stock Incentive Plan and vested prior to the termination of your employment, as follows: (a) 120,000 options granted on April 15, 1999, with an exercise price of $15.50 per share (Grant No. 21004),
                           (b) 400,000 options granted on September 10, 1999, with an exercise price of $19.6875 per share (Grant No. 23246), (c) 240,000 options granted on October 18, 2000, with an exercise price of $21.0313 per share (Grant No. 46564), and (d) 240,000 options granted on November 27, 2001, with an exercise price of $20.9850 per share (Grant No. 98508). All other terms and conditions of such option agreements shall remain the same. All other options were forfeited on October 22, 2004 and cannot be exercised at any time.

                  c. Reference Requests. The Company will provide a reference letter in the form attached as Exhibit A in response to a written reference request authorized by you. You must direct all reference requests to Jeannette Liebman, Corporate Vice President of Global Human Resources, Applied Materials, Inc., at 2881 Scott Blvd., P.O. Box 58039, Santa Clara, CA 95050, or her successor. In response to inquiries concerning your employment, the Company will disclose your dates of employment and job titles.

         9. REMEDIES IN EVENT OF BREACH OF AGREEMENT. In the event that you breach any of your obligations to Applied under this Agreement or as otherwise imposed by law, Applied will be entitled to recover the sums paid to you under the Agreement, to cease making any further payments, and to obtain all other relief provided by law or equity.

         10. SEVERABILITY. If any provision of this letter is held to be void, voidable, unlawful or unenforceable, the remaining portions of this Agreement will remain in full force and effect, except that if paragraphs 2, 3, 4, 5, 6, 7 and/or 8 of this Agreement are held to be void, voidable, unlawful or unenforceable, then Applied, at its sole option, may rescind this Agreement and recover all consideration paid to you under it.

         11. ARBITRATION OF DISPUTES RELATING TO AGREEMENT. Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach of this Agreement, will be settled exclusively by arbitration in accordance with the Comprehensive Arbitration Rules of JAMS now in effect. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction of the matter. The arbitration will take place in Santa Clara County, California. The Arbitrator will have full authority to award interim injunctive relief in addition to any and all other appropriate remedies otherwise available to the Arbitrator.

         12. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California (except for its conflict of laws provisions).

         13. COMPLETE AGREEMENT. This Agreement, including Exhibit A which is incorporated herein by reference, contains the entire agreement of the parties with respect to this subject matter, supersedes all prior and contemporaneous written and oral agreements, discussions, negotiations, understandings or courses of conduct, and may not be modified or changed in any manner except by a writing duly executed by the parties. No party is relying upon any other agreement, representation, statement, omission, understanding or course of conduct which is not expressly set forth in this Agreement. Headings used in this Agreement are for convenience only and will not be used to interpret


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Letter to Joseph R. Bronson                                               Page 4
November 24, 2004


its substantive terms.

         14. PERIOD FOR CONSIDERATION AND REVOCATION. You have until November 30, 2004 to consider this Agreement, although you are free to accept it at any time within this period of time. You are advised to consult an attorney about this Agreement. Once you accept this Agreement, you will have an additional seven days to revoke your acceptance by means of a written notice of revocation sent to my attention.

         To accept this Agreement, please date and sign this letter and return it to me.


Sincerely,

/s/ Jeannette Liebman
---------------------------
Jeannette Liebman
Corporate Vice President of
Global Human Resources
Applied Materials, Inc.

                                      . . .

         By signing this letter, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice; that I have read this Agreement and understand its terms; and that I enter into this Agreement knowingly and voluntarily.

Dated: November 30, 2004           /s/ Joseph R. Bronson
                                   ----------------------


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Letter to Joseph R. Bronson                                               Page 5
November 24, 2004

                                    EXHIBIT A

--------------------------
--------------------------
--------------------------

Re:   Joseph R. Bronson

Dear         :
     --------

This letter is written in response to your request for references.

    Dates of Employment:    August 29, 1984 - April 21, 1989
                            November 5, 1990 - October 22, 2004

    Last Position:          Executive Vice President and Chief Financial Officer

It is the Company's policy not to disclose any additional information.

Sincerely yours,



(Contact Title)